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                                                                    Exhibit 99.9

February 18, 2010

The Honorable James J. Wrynn
Superintendent of Insurance
New York State Insurance Department
25 Beaver Street
New York, NY 10004

          SPECIAL COMMITMENT TO THE NEW YORK STATE INSURANCE DEPARTMENT

RE: APPLICATION FOR DETERMINATION OF NON-CONTROL OF TRANSATLANTIC REINSURANCE COMPANY AND PUTNAM REINSURANCE COMPANY (COLLECTIVELY, THE "DOMESTIC INSURERS") BY AMERICAN INTERNATIONAL GROUP, INC. ("AIG") AND AMERICAN HOME ASSURANCE COMPANY ("AHAC") PURSUANT TO NEW YORK INSURANCE LAW SECTION 1501(C) ("APPLICATION")

     In connection with the Application, AIG and AHAC agree that they will not, individually or collectively:

1. By any means direct or cause the direction, or attempt to direct or cause the direction, of the management or policies of Transatlantic Holdings, Inc. ("TRH") and/or its subsidiaries, including the Domestic Insurers; provided, however, that the exercise by AIG and/or AHAC of the rights set forth in Section 5.2 of that certain Stockholders Agreement, dated as of June 4, 2009, by and among AIG, AHAC and TRH, a copy of which is on file with the New York State Insurance Department ("Department"), shall not be deemed a violation of this paragraph.

2. Acquire shares of either TRH or the Domestic Insurers in a manner that would cause AIG and/or AHAC's aggregate ownership of the common stock of TRH to exceed 13.847%,(1) or of the common stock of either of the Domestic Insurers to equal or exceed 10%.

3. Propose a director or slate of directors for the Board of TRH and/or either of the Domestic Insurers in opposition to a nominee or slate of nominees proposed by the management or Boards of Directors of TRH and/or either of the Domestic Insurers.

4. Seek or accept representation on the Board of Directors of TRH and/or either of the Domestic Insurers.

5. Solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of TRH and/or either of the Domestic Insurers.

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(1)  Calculated as 9,192,662 shares owned by AHAC on the date hereof divided by
     66,385,143 total shares outstanding as reported in TRH's Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2009.


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6.   In the event that AIG and/or AHAC's aggregate voting rights in the common stock of TRH and/or either of the Domestic Insurers equals 10% or more after December 31, 2010, enter into any transaction with either of the Domestic Insurers of the kinds set forth in New York Insurance Law Sections 1505(c) or (d) without 30 days prior notification to the Department; provided, however, that AIG and AHAC's duty to comply with Section 1505(d)(2) shall be subject to the exemption set forth in the Department's letter to Transatlantic Reinsurance Company dated January 9, 1995.

7. Enter into any transaction with any AIG affiliate, or cause any AIG affiliate to enter into any transaction, for the purpose of circumventing any provision of this Special Commitment.

     This Special Commitment shall automatically terminate and be of no further effect at such time as AIG and AHAC's aggregate ownership of the common stock of each of TRH and the Domestic Insurers is less than 10% of the common stock then outstanding of each of TRH and the Domestic Insurers.

                                        Very truly yours,

                                        AMERICAN INTERNATIONAL GROUP, INC.


                                        By: /s/ Kathleen E. Shannon
                                            ------------------------------------
                                        Name: Kathleen E. Shannon
                                        Title: Senior Vice President and
                                               Secretary


                                        AMERICAN HOME ASSURANCE COMPANY


                                        By: /s/ Andrew R. Holland
                                            ------------------------------------
                                        Name: Andrew R. Holland
                                        Title: Senior Vice President and
                                               Secretary


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